SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) June 13, 2007

NORTHWEST BIOTHERAPEUTICS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE
(STATE OR OTHER	0-33393	94-3306718
JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)
18701 120th Avenue NE, Suite 101, Bothell, WA 98011
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (425) 608-3000

INAPPLICABLE
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On June 13, 2007, Northwest Biotherapeutics, Inc.(the “Company”) received additional financing from Toucan Partners, LLC (“Toucan Partners”) in the form of a $225,000 demand note bearing interest of 10% (the “Demand Note”). The Demand Note is payable upon demand of Toucan Partners at any time and is automatically due and payable on the date that the Company’s common stock is admitted to trading on a European securities market (the “Admission”). The foregoing description of the Demand Note is subject to the detailed provisions of the Demand Note which is set forth as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth it Item 1.01 of this report is incorporated by reference herein.
Item 7.01 Regulation FD Disclosure.
European Securities Market Listing
In conjunction with the Company’s proposed placement of its common stock with foreign institutional investors, as further described in Item 8.01 of this Current Report on Form 8-K, and the Admission, the Company is providing this information to update the status of events described in the Form 8-K filed on June 4, 2007. The Company has entered into the agreements and taken the actions set out below, each conditional on Admission. The Company cannot provide assurance that the proposed placement of its common stock with foreign institutional investors will be completed or that the Company’s common stock will be successfully listed on a European securities market.
Reverse Stock Split and Reduction in Authorized Shares
The Board has fixed the exchange ratio of its previously announced reverse stock split of its outstanding common stock at 1-for-15 (the “Reverse Stock Split”). The Board has also approved an amendment to the Company’s Certificate of Incorporation, which is subject to Admission and stockholder approval, to reduce the number of authorized shares of common stock from 800,000,000 to 100,000,000 and reduce the number of authorized shares of preferred stock of the Company from 300,000,000 to 20,000,000.
Elimination of Series A and Series A-1 Cumulative Convertible Preferred Stock
The Board has also approved, conditional upon Admission, the filing with the Secretary of State of the State of Delaware a Certificate of Elimination of the Company’s Series A Cumulative Convertible Preferred Stock and a Certificate of Elimination of the Company’s Series A-1 Cumulative Convertible Preferred Stock, to eliminate the Company’s Series A Cumulative Convertible Preferred stock (the “Series A Preferred Stock”) and Series A-1 Cumulative Convertible Preferred Stock (the “Series A-1 Preferred Stock”).

Conversion of Preferred Stock and Related Matters
On 15 June 2007, the Company, Toucan Capital and Toucan Partners entered into a conversion agreement (the ‘‘Conversion Agreement’’), to be effective upon Admission, under which Toucan Capital has agreed to convert all of its Series A Preferred Stock and Series A-1 Preferred Stock (excluding any accrued and unpaid dividends) into Common Shares and to eliminate a number of rights, preferences and protections associated with the Series A and Series A-1 Preferred Stock, including the liquidation preference entitling Toucan Capital to certain substantial cash payments, and Toucan Partners agreed to eliminate all of its existing rights to receive Series A-1 Preferred Stock under certain notes and warrants (and thereafter to receive Common Stock rather than Series A-1 Preferred Stock), and the rights, preferences and protections associated with the Series A-1 Preferred Stock, including the liquidation preference that would entitle Toucan Partners to certain substantial cash payments, in return for issuance by the Company of an aggregate of 6,860,561 additional Common Shares, to be apportioned between Toucan Capital and Toucan Partners as to 4,287,851 and 2,572,710 Common Shares respectively.
Accordingly, under the Conversion Agreement, the Toucan Series A Preferred Warrant will become exercisable for 2,166,667 Common Shares rather than shares of Series A Preferred Stock (plus Common Shares, rather than shares of Series A Preferred Stock, attributable to accrued dividends on the Toucan Series A Preferred Shares, subject to the further provisions of the Conversion Agreement as described below), and the Toucan Capital Note Warrants will become exercisable for an aggregate of 17,256,888 Common Shares rather than shares of Series A-1 Preferred Stock (plus Common Shares, rather than shares of Series A-1 Preferred Stock, attributable to accrued dividends on the Toucan Series A-1 Preferred Stock). The 32,500,000 shares of Toucan Series A Preferred Stock will convert, in accordance with their terms into 2,166,667 Common Shares and the 4,816,863 shares of Toucan Series A-1 Preferred Stock will convert, in accordance with their terms, into 12,844,968 Common Shares; and the Toucan Partners Notes will become convertible solely for Common Shares.
Under the Conversion Agreement Toucan Capital also agreed to defer temporarily receipt of the accrued and unpaid dividends on the Toucan Series A Preferred Stock and Toucan Series A-1 Preferred Stock of an amount equal to $334,340 and $917,451, respectively until not later than 30 September 2007. To the extent that all accrued and unpaid dividends are not paid in cash on or before 30 September 2007, Toucan Capital may elect, in its sole discretion, to have the accrued and unpaid dividends satisfied, in whole or in part (including through a combination of the following), by (A) cash payment; (B) offset or satisfaction of the applicable exercise prices of some or all Toucan Series A Preferred Warrant and/or Toucan Capital Note Warrants, such that the aggregate exercise price of such warrants is reduced by an amount equal to the amount of accrued and unpaid dividends being satisfied through such adjustment; or (C) the issuance of Common Shares at $0.60 per share (after giving effect to the 15 to 1 reverse stock split, and as may be further adjusted for stock splits, stock dividends, reverse stock splits and similar actions effected after the date of the Conversion Agreement). If Toucan Capital elects to have the accrued and unpaid dividends (which are currently estimated to be approximately $1,251,791) satisfied in whole by the issuance of Common Shares at $0.60 per share, Toucan Capital would be issued 2,086,318 Common Shares.

Stock Option Plans
The Company has established a new stock option plan, to be effective upon Admission. The Company has reserved a total of 5,480,868 shares of common stock for issue in respect of options granted under the plan (after giving effect to the Reverse Stock Split). Subject to Admission, the plan provides for the grant to employees of the Company, its parents and subsidiaries, including officers and employee directors, of “incentive stock options” within the meaning of Section 422 of the US Internal Revenue Code and for the grant of non-statutory stock options to the employees, officers, directors, including non-employee directors, and consultants of the Company, its parents and subsidiaries. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value, under all of the Company’s plans and determined as of the grant date, in excess of $100,000, any such excess options will be treated as non-statutory options.
In addition, the Company has amended its existing equity plans, with such amendments to be effective upon Admission, such that no further option grants may be made under those plans.
Board Appointment
Conditioned on Admission, the Company intends to expand the Board of Directors to four members and appoint R. Steve Harris, 64, to fill the newly created vacancy on the Board. Mr. Harris would join the Board as a non-executive director of the Company effective upon Admission. Mr. Harris is currently the non-executive Chairman of Proteome Sciences plc, Convé plc and Sinclair Pharma plc. He is also a non-executive director of SkyePharma plc, Advanced Medical Solutions plc and Premier Research plc. Mr. Harris holds a Bachelor of Pharmacy Degree (University of London) and was elected a Fellow of the Royal Pharmaceutical Society in 2000.
Employment and Other Compensation Arrangements
On June 18, 2007, the Company entered into the following service agreements, to become effective upon Admission:
• Employment agreement with Alton L. Boynton. On June 18, 2007, the Company entered into an employment agreement with Alton L. Boynton, Ph.D. Under the terms of the agreement, Dr. Boynton is employed as Chief Executive Officer and President of the Company. Pursuant to the terms of the agreement, Dr. Boynton will be paid annual compensation of $331,250 per annum for his services. The agreement provides for standard benefits, including coverage under the Company’s medical, dental, vision, life and disability policies. Dr. Boynton is eligible to participate in the Company’s 401(k) plan and to receive a bonus at the discretion of the Board. The agreement is conditional upon Admission.

• Employment agreement with Jim D. Johnston. On June 18, 2007, the Company entered into an employment agreement with Jim D. Johnston. Under the terms of the agreement, Mr. Johnston is employed as Chief Financial Officer and General Counsel of the Company. Pursuant to the terms of the agreement, Mr. Johnston will be paid annual compensation of $180,000 per annum for his services. Mr. Johnston is required to devote 60 percent of his time to the Company’s business. The agreement provides for standard benefits, including coverage under the Company’s medical, dental, vision, life and disability policies. Mr. Johnston is eligible to participate in the Company’s 401(k) plan and to receive a bonus at the discretion of the Board. The agreement is conditional upon Admission.
On June 15, 2007, the Company entered into the following service agreements, to become effective upon Admission:
• Non-executive directors. Subject to Admission, the Company will pay Linda Powers as Chairperson and a non-executive member of the Board of Directors approximately $100,000 per annum for her services. Also subject to Admission, the Company will pay R. Steve Harris as a non-executive member of the Board of Directors approximately $60,000 per annum for his services.
Lock up Agreements
Each of the directors of the Company, Toucan Capital and Toucan Partners have agreed that, following the Admission, they will not dispose of any common stock (or any interest) held by them (subject to certain limited exemptions) for a period of 12 months following Admission. Each of the directors and Toucan Capital and Toucan Partners have also given certain undertakings with a view to maintaining an orderly market in respect of any disposal of Common Shares (or any interest therein) for a further period of six months thereafter.
Item 8.01 Other Information.
On June 18, 2007, the Company issued a press release in compliance with Rule 135c of the Securities Act of 1933 relating to its intended placement of shares of its common stock with foreign institutional investors, subject to market and other customary conditions. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
10.1 Northwest Biotherapeutics, Inc. $225,000 Demand Note dated June 13, 2007.
99.1 Northwest Biotherapeutics, Inc. press release dated June 18, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 18, 2007	NORTHWEST BIOTHERAPEUTICS, INC.
	By	/s/ Alton Boynton
Alton L. Boynton
President & Chief Executive Officer